U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    Rule 24f-2 Notice for
       Metropolitan Series Fund, Inc.
       File No. 2-80751
       Registration File No. 811-3618

Gentlemen:

In connection with the filing of a Notice (the "Notice") under Rule 24f-2 of the Investment Company Act of 1940, I am furnishing the opinion set forth below.

For such purpose, I have reviewed the Certificate of Incorporation of Metropolitan Series Fund, Inc., a Maryland Corporation (the "Fund"), the resolutions of the Board of Directors of the Fund and such other documents and such questions of law as I have deemed necessary or advisable.

On the basis of such review, it is my opinion that when the 2,015,314 shares of the Fund's common stock referred to in the Notice were sold during the fiscal year of the Fund ended December 31, 1996, in reliance upon registration pursuant to Rule 24f-2 and in accordance with the currently effective prospectus of the Fund, such shares were legally issued and fully paid and are non-assessable.

Sincerely,

/s/ Christoper P. Nicholas
Christoper P. Nicholas
Associate General Counsel

February 21, 1997